Exhibit 10.2

2008 Director Equity Compensation Package

On June 26, 2008, the board of directors (the “Board”) of Global Axcess Corp (the “Company”) approved a new equity compensation package for the members of the Board. Each outside director of the Company will receive an annual grant of options to purchase 20,000 shares of the Company’s common stock. The options will have an exercise price equal to the market close price on the date of grant and will be issued to each outside director on the anniversary date of his membership on the Board. The options will be exercisable in four equal installments, with the first installment to be exercisable on the date of grant and the remainder of such options becoming exercisable on each of the three successive 12 month periods following the date of grant. The options expire five years from the date of grant.